EXHIBIT 11.1 -- STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                   (DOLLARS IN MILLIONS OF CANADIAN DOLLARS)

                                                               THREE MONTHS
                                                              ENDED MARCH 31,
                                                           --------------------
                                                             1998       1997
                                                            ------     ------

BASIC
     Average shares outstanding                              742.5      123.4
                                                            ------     ------
     Income (loss) from continuing operations                 0.8       (42.1)
     Net Income (loss) attributable to common shareholders   17.3      (125.9)
     Basic earnings (loss) from continuing operations
          per share                                           0.00      (0.34)
     Basic earnings (loss) per share                          0.02      (1.02)
DILUTED
     Average shares outstanding                              742.5      123.4
     Net effect of dilutive stock options                     63.2         --
     Assumed conversion of convertible debentures (1)           --         --
                                                            ------     ------
                                                             805.7      123.4
                                                            ======     ======

     Income (loss) from continuing operations                  0.8      (42.1)
     Net Income (loss) attributable to common shareholders    17.3     (125.9)
     Assumed income from proceeds of exercise of options       1.5         --
                                                            ------     ------
     Income (loss) from continuing operations                  0.7      (42.1)
                                                            ------     ------
     Net Income (loss) attributable to common shareholders    18.8     (125.9)
                                                            ======     ======

     Diluted earnings (loss) from continuing operations
          per share                                           0.00      (0.34)
     Diluted earnings (loss) per share                        0.02      (1.02)

--------------------------
(1) Conversion of the convertible debentures is not assumed in 1998 and 1997 in the computations because its effect is antidilutive.